CERTIFICATE OF INCORPORATION
                                       of
                            CAPITAL GOLD CORPORATION

      FIRST. The name of this Corporation is CAPITAL GOLD CORPORATION.

      SECOND. Its registered office in the State of Delaware is to be located at 615 South DuPont Highway, in the City of Dover, County of Kent. The registered agent in charge thereof is National Corporate Research, LTD. at 615 South DuPont Highway, Dover, Delaware 19901.

      THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world. viz:

            "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

      FOURTH. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is 150,000,000 shares at a par value of $.0001 per share. All Stock When issued shall be fully paid and non-assessable.

      No holder of Shares of Common Stock of the Corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or thereafter be authorized to issue. The Board of Directors of the Corporation may, however, at its discretion, by resolution determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of Common Stock of the Corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said Board at its discretion may determine.

      Each share of Common Stock shall be entitled to one vote at Stockholders meetings, either in person or by proxy. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, shall not be permitted.

      The Board of Directors is hereby expressly granted authority to determine the classes and series of any Common Stock issued by the Corporation, each such series or class being distinctly designated, and to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series or class of Common Stock, the relative rights and preferences pertaining thereto.

      FIFTH. The name and mailing address of the incorporator is as follows:

NAME:                               ADDRESS:
-----                               --------

Susan Buscarnera           225 West 34th Street, Suite 910, New York, NY 10122

      SIXTH. The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

NAME:                               ADDRESS:
-----                               --------

Gifford A. Dieterle        76 Beaver Street, 26th Floor, New York, NY 10005.

      SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; and to fix the amount to be reserved as working capital.

      The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

      It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

      EIGHTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit.

      NINTH. The Corporation shall indemnify all persons whom it may indemnify pursuant to Section 145 of the General Corporation of Delaware or otherwise.

      I, being the sole incorporator herein before named, hereby sign this certificate of incorporation for the purpose of forming a corporation pursuant to the laws of the General Corporation Law of the State of Delaware this 22nd day of September, 2005.


                                    /s/
                                    ---------------------------
                                    Incorporator